Exhibit 4.14

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Southern Copper Corporation only has shares of Common Stock registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Description of Common Stock

The description of our Common Stock is incorporated by reference from the description of Common Stock of the Company as set forth in Registration Statement No. 333-203237 on Form S-3 effective April 3, 2015. Said description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended and our Amended Bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.14 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law.